Form of Fulfillment Servicing Agreement

This Agreement between Firstar Mutual Fund Services, LLC ("Firstar") and The Simms Funds (the "Trust") is entered into on this 5th day of October, 1998.

WHEREAS, the Trust provides investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, Firstar provides fulfillment services to mutual funds; NOW

THEREFORE, the parties agree as follows:

Duties and responsibilities of Firstar

          o Answer all prospective shareholder calls concerning any of the Trust funds listed in the attached Schedule A which may be modified from time to time.

          o Send all available fund(s) materials requested by the prospect which may within 24 hours from time of call.

          o Receive and update all the Trust's fulfillment literature so that most current information is sent and quoted.

          o Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

          o    Maintain and store Trust fulfillment inventory.

          o Send periodic fulfillment reports to the Trust as agreed upon between the parties.

Duties and responsibilities of the Trust

          o Provide the Trust's fulfillment literature updates to Firstar as necessary.

          o File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Trust requests Firstar send to prospective shareholders.

          o Supply Firstar with sufficient inventory of fulfillment materials as requested from time to time by Firstar.

          o Provide Firstar with any sundry information about the Trust in order to answer prospect questions.

Indemnification

The Trust agrees to indemnify Firstar from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies.

Compensation

The Trust agrees to compensate Firstar for the services performed under this agreement in accordance with the attached Schedule B; the Trust agrees to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

Firstar agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Firstar may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Termination

This agreement may be terminated by either party upon 30 days' written notice.

Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to Firstar shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

and notice to the Trust shall be sent to:

                  The Simms Funds
                  55 Railroad Avenue
                  Greenwich, Connecticut 06830

Year 2000 Compliance

Firstar represents that it has examined and tested its internal systems which have been developed to support the services outlined herein, and as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the systems' ability to perform the expected functions, or inhibit Firstar's ability to provide the expected services as a result of any business interruptions or other business problems relating to dates or days before, during, and after the year 2000. In connection with the foregoing, Firstar represents that it has made reasonable inquiry of its business partners and other entities with whom it conducts business and has carefully considered the responses of those third-parties.

Dated this 5th day of October, 1998.

The Simms Funds                             Firstar Mutual Fund Services, LLC

Sign: _____________________________         Sign: ______________________________

Print:_____________________________         Print:______________________________

Title:_____________________________         Title:______________________________

Date:_____________________________          Date:_______________________________

Attest:   __________________________        Attest:   __________________________

                                   Schedule A

Funds offered by The Simms Funds:

o    U.S. Equity Fund

o    International Equity Fund

o    Global Equity Fund

Dated: October 5, 1998

                                   SCHEDULE B

                         Literature Fulfillment Service
                               Annual Fee Schedule


     |X|  Customer Service
               o    State registration compliance edits
               o    Literature database
               o    Record prospect request and profile
               o    Prospect servicing 8:00 am to 7:00 p.m. CT
               o    Recording and transcription of requests received off-hours
               o    Service Fee:                       $.99 / minute
                                                     $100 / month minimum
                                                     $780 one-time set-up


     |X|      Assembly  and  Distribution  of  Literature  Requests

               o    Generate   customized   prospect   letters
               o    Assembly and insertion of literature items
               o    Inventory tracking
               o    Inventory storage, reporting
               o Periodic reporting of leads by state, items requested, market source
               o    Service Fee:   $.45 / lead - insertion of up to 4 items/lead
                                   $.15 / additional inserts

Dated: October 5, 1998